Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Escalera Resources Reports Second Quarter Financial and Operating Results

For immediate release

Denver, Colorado and Houston, Texas, August 14, 2014 – Escalera Resources Co. (NASDAQ: ESCR) today reported financial and operating results for the three and six months ended June 30, 2014. The Company had a net loss attributable to common stock of $4.0 million, or $(0.29) per share, for the second quarter of 2014, as compared to a net loss of $570,000, or $(0.05) per share, for the second quarter of 2013.

For the first six months of 2014 the Company had a net loss attributable to common stock of $9.3 million, or $(0.72) per share compared to a net loss of $6.7 million, or $(0.59) per share for the first six months of 2013.

Clean earnings, a non-GAAP measure, totaled $1.5 million, or $0.11 per share, for the second quarter of 2014, compared to $3.0 million, or $0.26 per share, for the same prior-year period.

Clean earnings for the six months ended June 30, 2014 was $4.1 million, or $0.31 per share as compared to $5.4 million, or $0.48 per share for the first six months of 2013. Clean earnings excludes the effects on net loss of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense. Clean earnings also exclude the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of GAAP net loss to clean earnings.

Clean earnings for the three and six months ended June 30, 2014 was impacted by the following:

Pricing

The results for the second quarter of 2014 were impacted by a 3% decrease in the average realized natural gas price, which decreased from $3.98 per Mcf in the second quarter of 2013 to $3.87 per Mcf in the comparable 2014 period.

Production

Production totaled 2.2 and 4.4 Bcfe for the three and six months ended June 30, 2014, respectively, representing a 5% and 6% decrease from the comparable 2013 periods, respectively.

The Company experienced a 13% increase in its average daily net production at its operated Catalina Unit compared to second quarter of 2013. The 2014 results reflect the recovery from equipment challenges experienced in the second quarter of 2013. The recovered production was partially offset by normal field declines. The Company realized a 1% increase for the six months ended June 30, 2014 as compared to the prior year.

Production at the Spyglass Hill Unit decreased by 15% during the second quarter of 2014 compared to the same period in 2013. The operator is working to increase injection capacity and enhance the gathering system which should result in an increase in production. Additionally, the Company plans to participate in the drilling of up to 48 new wells in the Spyglass Unit in 2014. The operator plans to complete 23 of these wells by the end of the third quarter of the year and the remaining 25 wells are scheduled to be drilled in the fourth quarter. This drilling program will satisfy the minimum well requirement through August 2015 as set in the federal exploratory agreement.

The decrease in production from the Mesa Units during the three and six months ended June 30, 2014 was primarily due to normal production decline as drilling in this field is complete.

General and administrative expenses

The Company’s general and administrative expenses increased $341,000 and $807,000 for the three and six months ended June 30, 2014 compared to the comparable 2013 periods. The increased costs were primarily due to the severance payable to the Company’s former chief executive officer of $691,000, which was recorded in the first quarter of 2014, and also the establishment of its Houston location.

Non-cash gain/loss on derivative instruments

The Company recognized an unrealized non-cash loss from its derivatives of $258,000 in the second quarter of 2014, resulting from the change in the fair value of its commodity contracts and interest rate swap at June 30, 2014. This compared to an unrealized non-cash gain of $2.7 million in the second quarter of 2013. For the first six months of 2014 the Company recognized an unrealized non-cash loss from its derivatives of $1.8 million compared to a net loss of $2.0 million for the first six months of 2013.

Hedging Activity

As a result of rising natural gas prices and the settlement of our hedges during the three and six months ended June 30, 2014, the Company’s realized a loss of $533,000 and $1.5 million, respectively, from its commodity derivatives. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into require no up-front costs to the Company. The table below summarizes the Company’s current open derivative contracts as of June 30, 2014.

Type of Contract	Remaining Contractual Volume (Mcf)	Term	Price (1)
Fixed Price Swap	920,000	01/14-12/14	$4.27
Costless Collar	900,000	01/14-12/14	$4.00	floor
			$4.50	ceiling
Fixed Price Swap	900,000	01/14-12/14	$4.20
Fixed Price Swap	270,000	01/14-12/14	$4.17
Fixed Price Swap	3,000,000	01/15-12/15	$4.28
Fixed Price Swap	3,600,000	01/15-12/15	$4.15
Fixed Price Swap	1,830,000	01/16-12/16	$4.07
Fixed Price Swap	3,660,000	01/16-12/16	$4.15

Total	15,080,000

(1)	All contracts are indexed to the New York Mercantile Exchange

Liquidity and Capital Investment

For the six months ended June 30, 2014, the Company generated cash flow from operations of $6.0 million, compared to $6.7 million during the same period in 2013.

The Company had $45.9 million outstanding on its credit facility as of June 30, 2014, with an average interest rate of 3.5%. The Company has received a non-binding commitment letter from an international financial institution for an initial $50 million borrowing base credit facility to replace its existing credit facility. The Company is currently working to finalize the terms for a new credit facility based on this commitment letter.

The Company expects that cash to be generated from operations for the full-year 2014 and cash currently on hand will fully fund the Company’s 2014 capital spending program and payments currently due under the credit facility. The 2014 capital spending program includes the Company’s expected participation in 48 new wells in the Spyglass Hill Unit.

Termination of International Joint Venture

In April of this year the Company announced plans to form an Energy Joint Venture with headquarters in Tirana, Albania. In June, the Company made the decision to terminate its international efforts in order to focus its full attention on domestic natural gas production, acquisition and development, and on its recently announced gas-to-liquids (“GTL”) initiative.

Form 10-Q and Earnings Conference Call

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on August 14, 2014, for a more detailed discussion of the Company’s results.

Escalera Resources Co. will host a conference call to discuss results on Friday, August 15, 2014 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). Those wanting to listen can call (800) 311-9406 and use conference code 40197#.

A replay of this conference call will be available for one week by calling (877) 919-4059 and using pass code 63009132.

Other Upcoming Events

The Company will make a corporate presentation at The Oil & Gas Conference hosted by EnerCom, Inc. The conference is held in Denver, Co August 17-21, 2014. Charles Chambers, President, CEO & Chairman will be attending and Adam Fenster, CFO, will present at 8:00 AM (MT) on Wednesday, August 20, 2014. The presentation will be webcast and can be viewed at the Company website, www.escaleraresources.com.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues
Natural gas and oil sales	$9,320	$8,502	$19,886	$16,035
Transportation revenue	940	858	1,904	1,837
Price risk management activities, net	(751)	3,438	(3,267)	634
Other income, net	47	503	186	508

Total revenues	9,556	13,301	18,709	19,014

Expenses
Lease operating expenses	3,174	3,288	6,472	6,196
Production taxes	1,130	1,023	2,364	1,965
Pipeline operating expenses	1,115	1,198	2,310	2,712
Exploration expenses including dry holes	22	46	56	70
Impairment and abandonment of equipment and properties	405	472	1,080	1,536

Total Expenses	5,846	6,027	12,282	12,479

Gross Margin Percentage	38.8%	54.7%	34.4%	34.4%
General and administrative	1,688	1,347	3,770	2,963
Depreciation, depletion and amortization expense	4,939	5,231	10,189	10,453
Interest expense, net	455	123	805	455

Pre-tax income (loss)	(3,372)	573	(8,337)	(7,336)
Benefit (Provision) for deferred taxes	289	(212)	869	2,521

Net income (loss)	(3,083)	361	(7,468)	(4,815)
Preferred stock requirements	931	931	1,862	1,862

Net loss attributable to common stock	$(4,014)	$(570)	$(9,330)	$(6,677)

Net loss per common share:
Basic and diluted	$(0.29)	$(0.05)	$(0.72)	$(0.59)

Weighted average shares outstanding:
Basic and diluted	14,081,582	11,238,697	12,907,091	11,233,725

SELECTED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2014	2013	% Change
Total assets	$126,520	$132,400	-4%
Balance outstanding on credit facility	45,950	47,450	-3%
Total stockholders’ equity	22,479	27,311	-18%

SELECTED CASH FLOW DATA

(In thousands)

	Six months ended June 30,
	2014	2013	% Change
Net cash provided by operating activities	$6,012	$6,755	-11%
Net cash used in investing activities	(2,334)	(5,319)	-56%
Net cash provided by (used in) financing activities	752	(1,883)	140%

SELECTED OPERATIONAL DATA

	Three months ended,
	June 30,	June 30,
	2014	2013	% Change
Total production (Mcfe)	2,150,977	2,267,799	-5%
Average price realized per Mcfe	$4.09	$4.21	-3%

	Six months ended,
	June 30,	June 30,
	2014	2013	% Change
Total production (Mcfe)	4,368,580	4,668,837	-6%
Average price realized per Mcfe	$4.21	$4.06	4%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of net loss to clean earnings for the three and six months ended June 30, 2014 and 2013, respectively, contained below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income (loss) attributable to common stockto as reported under US GAAP	$(4,014)	$(570)	$(9,330)	$(6,677)

Add back non-cash items:
Provision/(benefit) for income taxes	(289)	212	(869)	(2,521)
Depreciation, depletion, amortization and accretion expense	5,000	5,295	10,311	10,578
Non-cash loss (gain) on derivatives	258	(2,684)	1,795	1,952
Stock-based compensation expense	178	234	383	516
Impairments, abandonments and dry hole costs	405	472	1,080	1,536
Other non-cash items	—	—	691	10

Clean Earnings	$1,538	$2,958	$4,061	$5,395

Clean Earnings per Share	$0.11	$0.26	$0.31	$0.48
Weighted average shares outstanding	14,082	11,326	12,907	11,316

(1)	Non-cash loss (gain) on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.
(2)	During the six months ended June 30, 2014, the Company recorded accrued severance payable to its former chief executive officer of $691.

About Escalera Resources Co.

Escalera Resources Co. (“Escalera”) is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office is Casper, WY. Escalera explores, develops and transports natural gas in the U.S. Escalera is seeking strategic acquisitions of abundant, low cost dry natural gas assets that are currently undervalued or underutilized; and identifying alternative ways to enhance the value of its dry natural gas reserves.

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This release may contain forward-looking statements regarding Escalera Resources Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Escalera undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.escaleraresources.com